LOAN AGREEMENT

AND

SECURED PROMISSORY NOTE

$6,000,000	August 4, 2006
Irvine, California

FOR VALUE RECEIVED, Integrated Surgical Systems, Inc., a Delaware corporation (“Borrower”), hereby promises to pay, expressly subject to the terms and conditions contained in this Agreement, to the order of Novatrix Biomedical, Inc., a California corporation (“Lender”), in lawful money of the United States of America and in immediately available funds, the principal sum of six million dollars ($6,000,000) together with accrued and unpaid interest thereon.

RECITALS:

A. The parties are simultaneously entering into an Asset Purchase Agreement pursuant to which Lender has agreed to purchase substantially all of the assets of Borrower (the “Asset Purchase Agreement”).

B. The parties agree and acknowledge that a condition to consummation of the transactions contemplated by the Asset Purchase Agreement is the approval of the stockholders of Borrower beneficially owning not less than a majority of the issued and outstanding stock of Borrower at a meeting duly called for such purpose (“Stockholder Approval”).

C. The parties wish to enter into this Agreement in order to fund the business of the Borrower.

Borrower agrees to:

(a) In the event that (i) Stockholder Approval is not obtained by June 30, 2007 or (ii) in the event the Asset Purchase Agreement is terminated by Borrower for any reason other than a default by Lender under this Agreement or the Asset Purchase Agreement, Borrower shall execute in favor of Lender an exclusive license to use, manufacture, market and sell the ROBODOC Surgical Assist System and ORTHODOC Pre-Surgical Planning Station, including any and all Licensed Software for the Robodoc surgical system substantially in the form annexed hereto as Exhibit A;

(b) Use best efforts to settle not less than 80% of the debts currently listed in the Due Diligence Disclosure dated June 30, 2006; and

(c) Use best efforts to reinstate all previous insurance policies as soon as reasonably practicable after the date hereof.

(d) Work in good faith towards an expedient closing as set forth in the Asset Purchase Agreement (“Closing”). Borrower further agrees not to directly, or indirectly, from the date of the execution of this Agreement until the earlier of (i) June 30, 2007 or (ii) the date of the meeting of stockholders called to vote on the Asset Purchase Agreement: (i) take any action to solicit, initiate, encourage, or assist the submission of any proposal, negotiation, or offer from any person or entity other than the Lender relating to the sale of any of the capital stock of the Borrower or the sale, lease, license, or other disposition of any Intellectual Property as defined in the License Agreement attached as Exhibit A, or any material part of the stock or assets of the Borrower as defined in Security Agreement, or (ii) engage in any discussions, negotiations, or agreements regarding financing with any third party, and (iii) shall notify the Lender within a reasonable time of any inquiries by any third parties in regard to the foregoing.

This Agreement is referred to in and is executed and delivered in connection with that certain Security Agreement dated as of even date herewith and executed by Borrower in favor of Lender (as the same may from time to time be amended, modified or supplemented or restated, the “Security Agreement”). Additional rights of Lender are set forth in the Security Agreement. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Security Agreement.

1. Loan Tranches. Lender shall make borrowings to Borrower pursuant to this Agreement as follows:

1.1. $2.7 million immediately upon the execution of this Agreement.

1.2. $1.0 million upon the later to occur of (i) March 1, 2007 and (ii) five (5) patient clinical trials in respect of the ROBODOC and OTHODOC products having been conducted.

1.3. $2.3 million no later than August 1, 2007, unless there is a material default by Borrower of any of its obligations under the Asset Purchase Agreement, this Agreement or the Security Agreement, provided that, Lender shall provide Borrower with written notice of any such default and a reasonable opportunity to cure if such default is reasonably capable of cure.

2. Principal Repayment. The outstanding principal amount of the Loan shall be due and payable on demand subject to the terms and conditions of this Agreement, including without limitation, “Termination of this Agreement” set forth below. Under no circumstances shall Borrower be liable to make repayments to Lender for any amounts not actually loaned by Lender to Borrower.

3. Termination of this Agreement. The parties expressly agree that, upon the earlier to occur of (i) Stockholder Approval or (ii) a material default by Lender of any of its obligations under the Asset Purchase Agreement or this Agreement, (A) any and all obligations of Borrower to make any repayments hereunder shall immediately terminate with no further action of any party required in connection therewith, and (B) the Security Agreement shall immediately terminate and Lender shall have no rights whatsoever to any secured interest in the assets of Borrower.

4. Conversion of Loans to Working Capital. Upon the Closing, Lender unconditionally agrees to convert any and all of Lender’s obligations to advance funds to Borrower as set forth in this Agreement into obligations of Lender to fund Lender’s working capital in equal amounts as set forth in “Loan Tranches” above, which funds shall expressly be used only for further development of the ROBODOC and OTHODOC products, unless otherwise agreed in writing by Borrower.

5. Interest Rate. Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the prime rate of interest as quoted by Wells Fargo Bank, N.T. & S.A from time to time plus one percent (Prime plus +1%) per annum or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. Interest shall be due and payable on demand in the event of a default of the provisions set forth in the Security Agreement and shall be calculated on the basis of a 360 day year for the actual number of days elapsed.

6. Place of Payment. All amounts payable hereunder shall be payable at the office of Lender, 16259 Laguna Canyon Rd., Irvine, CA 92618, unless another place of payment shall be specified in writing by Lender.

7. Application of Payments. Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof. Any principal repayment or interest payment on the Loan hereunder not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest at one and one-half percent (1-1/2%) per month or the maximum legal rate of interest, whichever is less.

8. Secured Note. The full amount of this Note is secured by the Collateral identified and described in the Security Agreement executed by and delivered by Borrower. Borrower shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement.

9. Default. Each of the following events shall be an “Event of Default” hereunder:

9.1. Borrower fails to pay timely any of the principal amount due under this Note or any accrued interest or other amounts due under this Note within six (6) months from the date of Stockholder Approval; or

9.2. Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

9.3. An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower or

9.4. An “Event of Default” under the Security Agreement.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, automatically become immediately due, payable and collectible by Lender pursuant to applicable law.

10. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of the Senior Indebtedness.

“Senior Indebtedness” shall mean, unless expressly subordinated to or made on a party with the amounts due under this Note, the principal of, unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with (a) indebtedness of Borrower to banks or commercial finance or other lending institutions regularly engaged in the business of lending money (including venture capital, investment banking or similar institutions and their affiliates which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), whether or not secured, and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor, the total principal amount of such indebtedness described in (a) and (b) above not exceeding fifty thousand dollars ($50,000) in the aggregate.

10.1. Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of Borrower, (a) no amount shall be paid by Borrower in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (b) no claim or proof of claim shall be filed by or on behalf of Lender which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.

10.2. Default on Senior Indebtedness. If there shall occur an event of default which has been declared in writing with respect to any Senior Indebtedness, as defined therein, or in the instrument under which it is outstanding, permitting the holder to accelerate the maturity thereof and Lender shall have received written notice thereof from the holder of such Senior Indebtedness, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note unless within one hundred eighty (180) days after the happening of such event of default the maturity of such Senior Indebtedness shall not have been accelerated. Not more than one notice may be given to Lender pursuant to the terms of this Section 10.2 during any 360 day period.

10.3. Further Assurances. By acceptance of this Note Lender agrees to execute and deliver customary forms of subordination agreement requested from time to time by the holders of Senior Indebtedness and, as a condition to Lender’s rights hereunder, Borrower may require that Lender execute such forms of subordination agreement, provided that such forms shall not impose on Lender terms less favorable than those provided herein.

10.4. Other Indebtedness. No indebtedness which does not constitute Senior Indebtedness shall be senior in any respect to the indebtedness represented by this Note.

10.5. Subrogation. Subject to the payment in full of all Senior Indebtedness, Lender shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 10) to receive payments and distributions of assets of Borrower applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between Borrower and its creditors, other than the holders of Senior Indebtedness and Lender, be deemed to be a payment by Borrower to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which Lender would be entitled except for the provisions of this Section 10 shall, as between Borrower and its creditors, other than the holders of Senior Indebtedness and Lender, be deemed to be a payment by Borrower to or on account of the Senior Indebtedness.

10.6. No Impairment. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 10 to receive cash, securities or other properties otherwise payable or deliverable to Lender, nothing contained in this Section 10 shall impair, as between Borrower and Lender, the obligation of Borrower, subject to the terms and conditions hereof, to pay to Lender the principal hereof and interest hereon as and when the same become due and payable, or shall prevent Lender, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

10.7. Lien Subordination. Any lien or security interest of Lender, whether now or hereafter existing in connection with the amounts due under this Note, on any assets or property of Borrower or any proceeds or revenues therefrom which Lender may have at any time as security for any amounts due and obligations under this Note, including, without limitation, any Lien on or in the Collateral pursuant to the Security Agreement, shall be subordinate to all liens or security interests now or hereafter granted to a holder of Senior Indebtedness by Borrower or by law notwithstanding the date, order or method of attachment or perfection of any such lien or security interest or the provisions of any applicable law.

10.8. Applicability of Priorities. The priority of the holder of the Senior Indebtedness provided for herein with respect to security interests and liens are applicable only to the extent that such security interests and liens are enforceable and perfected and have not been avoided; if a security interest or lien is judicially determined to be unenforceable or unperfected or is judicially avoided with respect to any claim of the holder of the Senior Indebtedness or any part thereof, the priority provided for herein shall not be available to such security interest or lien to the extent that it is avoided or determined to be unenforceable or unperfected. The foregoing notwithstanding, Lender covenants and agrees that it shall not challenge, attack or seek to avoid any security interest or lien to the extent that it secures any holder of the Senior Indebtedness. Nothing in this Section 10.8 affects the operation of any subordination of indebtedness or turnover of payment provisions hereof, or of any other agreements among any of the parties hereto.

11. Reliance of Holders of Senior Indebtedness. Lender, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

12. Waiver. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

13. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

14. Entire Agreement. Except for the Nondisclosure Agreement entered into by the parties as of May 26, 2006 (“NDA”), this Agreement sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between Lender and Borrower (individually “Party” and collectively “Parties”) hereto; constitutes and contains the complete, final, and exclusive understanding and agreement of the parties with respect to the subject matter herein; and cancels, supersedes and terminates all prior agreements and understanding between the Parties with respect to the subject matter hereof. Except for the NDA, there are no covenants, promises, agreements, warranties, representations conditions or understandings, whether oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

15. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.

INTEGRATED SURGICAL SYSTEMS, INC. (BORROWER)

By:
Ramesh Trivedi, CEO 6220 Belleau Wood Lane, Suite 4 Sacramento, CA 95822 Phone: (916) 391- 0200 Fax: (916) 391- 0200

EXHIBIT A

LICENSE AGREEMENT

This License Agreement (“License Agreement”) is made and entered into as of this ____ of _________ 2006 (the “Effective Date”) by and between Integrated Surgical Systems, Inc., a Delaware corporation (“Licensor”) and Novatrix Biomedical, Inc. (“Licensee”), a California corporation.

RECITALS

WHEREAS, Licensor has certain proprietary rights in the form of patents, copyrights, trademarks, service marks, trade secrets, and licensing rights from third parties that are sublicenseable and other software rights in the area of robotic surgery; and

WHEREAS, Licensee desires to obtain an exclusive license to use and sublicense the Intellectual Property to third parties within the Territory, as defined below, in accordance with the terms and conditions of this License Agreement; and

WHEREAS, Licensee also desires to use the Intellectual Property to manufacture, market, and sell the ROBODOC Surgical Assist System (“ROBODOC”) and the ORTHODOC Pre-Surgical Planning Workstation together with all associated Licensed Software and other Documentation to Licensee’s third party customers located within the Territory; and

WHEREAS, Licensee agrees to pay Licensor a one time licensing fee of one hundred thousand dollars ($100,000) for the rights granted herein in accordance with the terms and conditions of this License Agreement.

THEREFORE, in full and complete consideration and satisfaction the Parties agree as follows:

AGREEMENT

1. DEFINITIONS

1.1. “Confidential Information” means trade secrets, inventions, ideas, processes, formulas, source and object codes, data programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, licenses, prices and costs, suppliers and customers, or any other information of a party identified as confidential at the time of disclosure. Confidential Information may also include property of third parties who have granted licenses to either party.

1.2. “Derivative Works” means a work which is based upon the pre-existing Products and Licensed Software or Documentation such as a revision, modification, translation, abridgment, condensation, expansion, collection, compilation, or any other form in which such pre-existing item may be recast, transformed or adapted, or which, if prepared without authorization by the owner of the pre-existing works, would constitute a copyright infringement.

1.3. “Documentation” means users’ manuals provided by Licensor in electronic form for use for the Products and Licensed Software. It shall be the responsibility of Licensee to reformat, copy, modify and provide to its customers documentation associated with Licensee’s Products.

1.4. “Intellectual Property” means all patents, copyrights, trademarks, service marks listed in Exhibit A, including any patents, copyrights, trademarks, or service marks hereinafter acquired by the Licensor and shall also mean: (a) techniques and data relating to the research (to the extent included in the development plan), development, manufacture, use or sale of Products, including, but not limited to, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, orthopedic, toxicological and clinical test data, analytical and quality control data, regulatory submissions, correspondence and communications, marketing, pricing, distribution, cost, sales, manufacturing, patent and legal data or descriptions, and (b) compositions of matter, devices, software and source codes, articles of manufacture, assays and biological, chemical or physical materials relating to development, manufacture, use or sale of Product.

1.5. “Licensed Software” means the ROBODOC Surgical System software, and the Research Modified Motion Control Software in binary or source form and including any Documentation delivered by Licensor to Licensee and whether as part of the initial delivery, or as delivered as part of a chargeable or non-chargeable modification, maintenance or update service.

1.6. “Object Code” means a computer program in machine executable form and any modifications, enhancements, corrections, updates, translations, interpretations, listings, compilations or derivations thereof, and all copies and portions in any medium.

1.7. “Product” means the ROBODOC Surgical Assist System (“ROBODOC”) and the ORTHODOC Pre-Surgical Planning Workstation (“ORTHODOC”) together with any and all associated consumable items (drill bits and machine tools, robot protectors, covers, etc.) and the Licensed Software in Object Code and Source Code form and including any Derivative Works developed by Licensee.

1.8. “Source Code” means a computer program in human readable form which would be reasonably necessary to enable an independent third-party programmer, with a high level of programming skills, to produce Object Code without the help of any other person and, any modifications, enhancements, corrections, updates, translations, interpretations, listings, compilations or derivations thereof, and all copies and portions in any medium of the program; and, further, shall include any tools and utilities necessary to build Object Code.

1.9. “Updates” means any engineering patch intended to fix bugs and errors in the Licensed Software or any modifications to the Licensed Software as requested from time to time by Licensee.

1.10. “Territory” means all of the countries of Asia, including but not limited to China, Hong Kong, Indonesia, Japan, Korea, Malaysia, Philippines, Singapore, Taiwan, Thailand, and Vietnam.

2. GRANT OF LICENSE.

2.1. License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, transferable, right and license, with sublicensing rights, to modify, use, copy, prepare, and translate into other languages, Derivative Works based on the Source Code therefrom, including the right to distribute the Licensed Software in Object Code form, including any and all Documentation to its third party customers. Licensor further grants to Licensee the rights to use any and all Intellectual Property to manufacture, market and sell the Products bundled with the Licensed Software to its third party customers within the Territory. Licensee’s rights in the Intellectual Property shall also include the right to use and display any of Licensor’s trademarks, service marks, and logos solely in connection with and only to the extent reasonably necessary for marketing and branding the Products for sale in accordance with the terms and conditions of this License Agreement. Licensor shall not do or suffer to be done any act or thing that would impair Licensee’s rights in the Intellectual Property. Licensor has the right to take all action that it deems necessary to ensure that the advertising and promotional materials related to the Licensee’s business or any sublicenses granted by Licensor are consistent with the reputation and prestige of the Intellectual Property of Licensor and its third party Licensors. Licensee agrees not to contest Licensor’s trademarks or tradenames, or to make application for registration of any of Licensee’s trademarks or tradenames. The rights granted herein shall collectively be referred to as the “License.” Any sublicensing rights shall have provisions that are no less restrictive than the License rights granted herein. Licensee shall notify Licensor of any and all sublicenses granted to any third parties. Licensee agrees and understands that any breach of the terms and conditions of this License, including any sublicense shall be considered a breach of this License Agreement and the rights granted herein.

2.2. Ownership. The License granted in Section 2.1 is not sold to Licensee. Licensor and its third party licensors shall have and retain all right, title, and interest in the License, including the goodwill pertaining thereto. Licensee acknowledges and agrees that the License and any Derivative Works created by Licensee shall be the sole and separate property of Licensor, including any modifications thereto expressly authorized by this Agreement.

2.3. Source Code Limitations. Licensee may use the Source Code subject to the following limitations:

(a) Licensor grants to Licensee an exclusive license within the Territory and right to use and prepare Derivative Works based on the Source Code for the purpose of performing maintenance, making enhancements, and creating Object Code for use in the Products.

(b) Licensee has the right to keep up to three copies, including backups, of the Source Code for use internally.

(c) Licensee acknowledges that the Source Code contains Licensor’s valuable and proprietary trade secrets, copyrights, and patents and shall treat the Source Code as Confidential Information as defined in this Agreement. Further, Licensee shall restrict access to Source Code to only those persons who are employees of Licensee, and strictly for the purposes of performing the rights and licenses granted in this Agreement.

(d) Licensee shall keep reasonable records identifying the location of each copy of Source Code and access list of personnel who have access to those copies.

(e) Licensee agrees to retain all copyright notices in any form on all copies and Derivative Works.

(f) Licensor shall retain all ownership rights to the Source Code as delivered to Licensee.

(g) However, Licensee shall have the right to use the Source Code to create Derivative Works and Licensee shall retain all ownership rights of such Derivative Works created by Licensee.

(h) Licensor’s Source Code and any rights and licenses granted in this Section may not be assigned or otherwise transferred in any way. Licensee may not use, print, copy, disclose, display, sublicense, decompile, loan, rent, market, distribute, or otherwise transfer the Source Code, or any Derivative Works of such Source Code in any form, in whole or in part, to any person or entity, except as expressly provided in this Agreement.

3. TERM.

The term of this License Agreement shall be for ten (10) years from the Effective Date or for the life of the patents listed in Exhibit A, whichever is longer.

4. LICENSE FEES AND OFFSET.

In consideration for the License granted herein, Licensee has entered into an Asset Purchase Agreement and a Loan Agreement (“Loan”) dated August 4, 2006, to obtain all right, title, and interest in and to the Products, including all Intellectual Property and Licensed Software. In the event that Licensor is unable to obtain shareholder approval prior to June 30, 2007 for the Asset Purchase Agreement, Licensee has agreed to pay Licensor one hundred thousand dollars ($100,000) for the License granted herein (“License Fees”). In the event that Licensor is unable to get shareholder approval, the principal amount owing under the Loan shall be offset by the amount of the License Fees.

5. MAINTENANCE AND SUPPORT

In the event that Licensee or its customers request maintenance, any software issued to Licensee in the form of a revision, bug fixes and/or new release by Licensor shall be subject to the same terms and conditions of this Agreement. Licensor agrees to provide Licensee with revisions, bug-fixes and new releases to the Licensed Software as reasonably required, provided that, Licensee pays to Licensor an annual maintenance fee of $10,000 per annum.

6. WARRANTY

Licensor warrants that it has all the necessary right, title and interest in and to the Intellectual Property, including the Licensed Software, Product, and Documentation to enter into this License Agreement. Licensor represents and warrants to Licensee that: (i) Licensor has developed or will develop the Intellectual Property entirely through its own efforts for its own account or as a work for hire, and the Intellectual Property will be free and clear of all liens, claims and encumbrances, (ii) Licensor has full and complete rights to license the Intellectual Property and that such actions do not and will not infringe upon any intellectual property rights of any third party, (iii) Licensor has the right to license the Intellectual Property to Licensee and the use of all Intellectual Property by Licensee and/or Licensee’s sublicensees will not breach any terms of any contract between Licensor and any third party, and (iv) that the Licensed Software is free from all material defects. In the event of any defects, Licensor agrees to repair all such defects.

7. INDEMNIFICATION

Licensor agrees to indemnify, defend and hold Licensee, its agents and employees harmless from any and all costs, liabilities and damages (including reasonable attorneys’ fees) finally awarded by a court of competent jurisdiction directly caused by or arising out of a claim brought against Licensee, its agents and employees that the Intellectual Property, including all Licensed Software, infringes or misappropriates any patent right, copyright, trademark or other intellectual property right of any third party; provided that (a) Licensor is notified in writing within 30 calendar days of any statement or claim against Licensee; (b) Licensee permits Licensor sole control to defend, compromise or settle the said claim; and (c) Licensee gives Licensor all available information, assistance and authority, at Licensor’s reasonable expense, to enable Licensor to do so. Notwithstanding the foregoing, Licensor shall have no liability for, nor shall it indemnify Licensee, its agents or employees against any infringement claim based on: (i) use of an old, superseded version of the Licensed Software or Documentation therefore if such infringement would have been avoided by the use of the current version made available by Licensor; (ii) use of the Licensed Software or Documentation in connection with or in combination with any other equipment, devices or software if the Licensed Software or Documentation, if used without such equipment devices or software, would not be infringing; (iii) any modification of the Licensed Software or documentation by Licensee or any third party where, in the absence of such modification, the Licensed Software or Documentation would not be infringing; (iv) continued allegedly infringing activity by Licensee after Licensee has been notified of such possible infringement. If use of the Licensed Software is permanently enjoined for any reason, Licensor’s, at its option and in its sole discretion, may modify the License Software so as to avoid infringement or procure the right for Licensee to continue to use, reproduce and distribute the Licensed Software and Documentation. If neither of such alternatives is reasonably possible, Licensor may at its option, and without any obligation or liability, terminate this Agreement with respect to that portion of the Licensed Software actually used in the country where the infringement claim arose, and Licensee shall return such copies of Licensed Software to Licensor.

8. TRANSFER OF ROBOT PARTS AND MATERIALS

Within thirty (30) days after the execution of this Licensing Agreement, or less if the Parties mutually agree, Licensor will make available and deliver to Licensee, all parts and materials of the Robot required to fully effectuate the License granted herein. Costs associated with the delivery of such materials and parts shall be paid by Licensee.

9. TERMINATION

9.1. Termination for Cause. Either Party, as applicable, shall have the right, in addition and without prejudice to any other rights or remedies, to terminate this License Agreement as follows:

(a) except as set forth in (a) above, by either Party, effective immediately if the breaching Party fails to cure its breach within thirty (30) days written notice by the non-breaching Party; or

(b) by either Party effective immediately upon written notice if (i) all or a substantial portion of the assets of the other Party are transferred to an assignee for the benefit of creditors, to a receiver or to a trustee in bankruptcy, (ii) a proceeding is commenced by or against the other Party for relief under bankruptcy or similar laws and such proceeding is not dismissed within 60 days, or (iii) the other Party is adjudged bankrupt.

9.2. Termination of Licensing Rights. Immediately upon termination of this License Agreement for any reason whatsoever, Licensee shall have a right to use the Intellectual Property, including any Licensed Software for the limited purpose of completing the sale and delivery of all Product orders currently in place at the time of termination. Further, all Licensed Software to Licensee’s third party customers shall be perpetual. Further, it shall be Licensee’s responsibility and at Licensee’s sole cost to remove Intellectual Property in the possession of Licensee or related to the sale of Products provided by Licensee or in which Licensee has any control.

10. LIMITATION OF LIABILITY

EXCEPT FOR THE BREACH OF ANY WARRANTY BY LICENSOR UNDER SECTION 6 OR ANY BREACH BY LICENSEE OF SECTIONS 2 OR 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION ANY LOSS OF INCOME, PROFITS OR DATA, OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE GRANT OF THE LICENSE HEREUNDER.

11. CONFIDENTIALITY

11.1. Licensee acknowledges that the Intellectual Property rights of Licensor, including but not limited to, any modifications, Derivative Works or revisions thereto, and any Documentation or information relating thereto, are the valuable confidential and proprietary property of Licensor (“Confidential Information”) and are protected by the copyright, trade secret and/or other laws of the United States and within the laws of each of the individual states as it may apply to the License Agreement. The Confidential Information of each Party shall be safeguarded by the other to the same extent that it safeguards its own Confidential Information, methods or data relating to its own business, but using not less than a reasonable amount of care.

11.2. Exceptions. The obligations of confidentiality will not apply to the extent that a Party can establish by competent proof that such Confidential Information:

(a) was already known to it, other than under an obligation of confidentiality, at the time of its disclosure by the disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this License Agreement;

(d) was disclosed to it, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to others.

11.3. Licensee and Licensor each agree that in the event of any breach of the provisions of this Section 11, the non-breaching Party shall have the rights to obtain an injunction to be issued by any tribunal of competent jurisdiction restricting Licensee or Licensor as the case may be, from continuing to breach the provisions of this Section 11. The provisions of this Section 11 shall survive termination (for whatever reason) of this License Agreement.

12. MISCELLANEOUS

12.1. Assignment. Neither party may assign this Agreement or any of its rights, duties or obligations hereunder to any third party without the other party’s prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign its rights and delegate its obligations under this Agreement without the consent of the other party to a purchaser of all or substantially all of its voting stock or capital assets or to an entity with which such party merges or is consolidated.

12.2. Governing Law. This License Agreement shall be governed by and interpreted in accordance with the laws of the United States and the State of California applicable to agreements made and to be performed within the State of California. Both Licensor and Licensee agree that the State and Federal Courts in San Diego County shall have exclusive jurisdiction over all disputes arising from or pertaining to this License Agreement and hereby waive any objections to the jurisdiction and venue of such courts.

12.3. Notices. Any notice, request or other communication required or permitted under this License Agreement shall be in writing and shall be given or made by physical delivery or by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the appropriate Party. All such notices shall be addressed as follows:

If to Licensor:

Integrated Surgical Systems, Inc.
6220 Belleau Wood Lane, Suite 4
Sacramento, CA 95882
Phone: (916) 391-0420
Fax: (916) 391-0200

With a copy to:
Snow Becker Krauss P.C.
605 Third Avenue
New York, NY 10158
Attention: Jack Becker, Esq.

If to Licensee:

Novatrix Biomedical, Inc.
16259 Laguna Canyon Rd.
Irvine, CA 92618
Attention: Dr. Soonkap Hahn
Fax: (949) 502-6786

With Copy to General Counsel:
Soden & Steinberger, LLP
550 West C Street, Suite 1710
San Diego, CA 92101

12.4. Entire Agreement. This License Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior letters and agreements with respect to the subject matter hereof. Except as otherwise provided herein, this License Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by each of the parties hereto.

12.5. Severability. If any provision of this License Agreement, as applied to any Party or to any circumstances, shall be finally determined by a court or arbitrator to be void or unenforceable, the same shall be stricken from this License Agreement and shall in no way affect any other provision of this License Agreement or the validity or enforceability of this License Agreement.

12.6. Waiver. The waiver by any Party to this License Agreement of the breach of any provision of this License Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by the other Party.

12.7. Section Headings. The Section headings contained in this License Agreement are for convenient reference only and shall not affect the construction of any provision of this License Agreement.

12.8. Counterparts. This License Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9. No Agency or Partnership. Each Party is acting as an independent contractor. This License Agreement does not create, nor is it intended to create any agency relationship between the parties or a partnership or other joint venture or business relationship. Each Party shall be responsible for all of its own Federal, State and local taxes of any kind or nature.

12.10. No Franchise. This License Agreement is a license of a copyright and intellectual property only, and is not a franchise. The parties intend and acknowledge that their relationship created by this License Agreement or otherwise is not subject to the franchise laws of any state.

12.11. Attorneys’ Fees. If either Party shall bring any proceedings to enforce the terms and provisions hereof, to recover damages for breach, or to declare rights hereunder, the Prevailing Party shall be entitled to recover from the other Party all costs, expenses and attorneys’ fees incurred in connection with the exercise by the Prevailing Party of its rights and remedies hereunder. Such costs, expenses and attorneys’ fees shall include, but not be limited to, reasonable attorneys’ fees, paralegal fees, expert witness fees, costs of tests and analyses, trial and accommodation expenses, deposition and trial transcript copies, and costs of court. For purposes of this paragraph, the term “Prevailing Party” shall mean (i) with respect to the claimant, one who is successful in obtaining substantially all of the relief sought, and (ii) with respect to the defendant or respondent, one who is successful in denying substantially all of the relief sought by the claimant.

IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be duly executed the day and year first above written.

LICENSOR: By: Ramesh Travedi, Chief Executive Officer	LICENSEE By: Dr. Soonkap Hahn, Chief Executive Officer